UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2024

Avenue Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38114 (Commission File Number)	47-4113275 (IRS Employer Identification No.)

1111 Kane Concourse, Suite 301
Bay Harbor Islands, Florida 33154
(Address of Principal Executive Offices)

(781) 652-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	ATXI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2024, Avenue Therapeutics, Inc. (the “Company”) entered into inducement offer letter agreements (the “Inducement Letters”) with (i) certain investors (the “October 2022 Investors”) that hold certain outstanding warrants to purchase up to an aggregate of 27,271 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), originally issued to the October 2022 Investors on October 11, 2022 (the “October 2022 Warrants”); (ii)  certain investors (the “November 2023 Investors”) that hold certain outstanding Series A and Series B warrants to purchase up to an aggregate of 221,333 shares of Common Stock, originally issued to the November 2023 Investors on October 31, 2023 (the “November 2023 Warrants”); and (iii) certain investors (the “January 2024 Investors” and, collectively with the October 2022 Investors and November 2023 Investors, the “Holders”) that hold certain outstanding Series A and Series B warrants to purchase up to an aggregate of 441,076 shares of Common Stock, originally issued to January 2024 Investors on January 9, 2024 (the “January 2024 Warrants,” and, collectively with the October 2022 Warrants and November 2023 Warrants, the “Existing Warrants”). The October 2022 Warrants had an exercise price of $116.25 per share, the November 2023 Warrants had an exercise price of $22.545 per share, and the January 2024 Warrants had an exercise price of $22.545 per share.

Pursuant to the Inducement Letters, the Holders agreed to exercise for cash the Existing Warrants at a reduced exercise price of $6.20 per share in partial consideration for the Company’s agreement to issue in a private placement (x) new Series C Common Stock purchase warrants (the “New Series C Warrants”) to purchase up to 689,680 shares of Common Stock (the “New Series C Warrant Shares”) and (y) new Series D Common Stock Purchase Warrants (the “New Series D Warrants” and, together with the New Series C Warrants, the “New Warrants”) to purchase up to 689,680 shares of Common Stock (the “New Series D Warrant Shares” and, together with the New Series C Warrant Shares, the “New Warrant Shares”). The Holders also agreed to make a payment of $0.125 per New Warrant Share (the “Additional Warrant Consideration”).

The closing of the transactions contemplated pursuant to the Inducement Letters occurred on May 1, 2024 (the “Closing Date”). The Company received aggregate gross proceeds of approximately $4.4 million from the exercise of the Existing Warrants by the Holders and the payment of the Additional Warrant Consideration, before deducting placement agent fees and other expenses payable by the Company. The Company intends to use the net proceeds for general corporate purposes.

The Company engaged H.C. Wainwright & Co., LLC (“H.C. Wainwright”) to act as its exclusive agent in connection with the transactions summarized above and paid H.C. Wainwright a cash fee equal to 7.0% of the aggregate gross proceeds from the exercise of the Existing Warrants at the reduced exercise price and the Additional Warrant Consideration.  In addition, the Company (i) reimbursed H.C. Wainwright for $50,000 of the fees and expenses of H.C. Waingwright’s legal counsel and other of its out-of-pocket expenses, (ii) reimbursed H.C. Waingwright for its non-accountable expenses in the amount of $35,000, and (iii) paid a management fee equal to 1.0% of the gross proceeds raised. The Company also issued to H.C. Wainwright or its designees (“PA Warrant Holders”) placement agent warrants (the “Placement Agent Warrants”) to purchase up to 41,381 shares of Common Stock (the “Placement Agent Warrant Shares”).  The Placement Agent Warrants have the same terms as the New Series C Warrants, except that the Placement Agent Warrants have an exercise price equal to $7.75 per share.

The original sale or resale of the shares of Common Stock underlying the Existing Warrants have been registered pursuant to an existing registration statements on Form S-1, as amended (File Nos. 333-267206 and 333-275462), and Form S-3 (File No. 333-276671), declared effective by the Securities and Exchange Commission (the “SEC”) on October 6, 2022, October 31, 2023 and February 1, 2024, respectively.

The Company has agreed to file a registration statement on Form S-3 providing for the resale of the New Warrant Shares (the “Resale Registration Statement”) within 30 calendar days of the date of the Inducement Letters, and to use best efforts to cause the Resale Registration Statement to be declared effective by the SEC within 60 calendar days following the date of the Inducement Letters and to keep the Resale Registration Statement effective at all times until the Holders no longer own any New Warrants or New Warrant Shares.

Pursuant to the Inducement Letters, for a period of twelve (12) months following the Closing Date, the Company agreed not to issue or enter into an agreement to effect a Variable Rate Transaction (as defined in the Inducement Letters), subject to certain exceptions.

Terms of the New Warrants and Placement Agent Warrants

Duration and Exercise Price

Each New Warrant have an exercise price equal to $6.20 per share.  The Placement Agent Warrants have an exercise price equal to $7.75 per share. The New Series C Warrants are immediately exercisable on or after the Closing Date until the five-year anniversary of the Closing Date. The New Series D Warrants are immediately exercisable on or after the Closing Date until the 18th month anniversary of the Closing Date.  The Placement Agent Warrants are immediately exercisable on or after the Closing Date until the five-year anniversary of the Closing Date. The exercise price and number of New Warrant Shares and Placement Agent Warrant Shares issuable upon exercise of the New Warrants or Placement Agent Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the Common Stock and the exercise price.

Exercisability

The New Warrants and Placement Agent Warrants are exercisable, at the option of each holder, respectively, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise discussed below). A holder or PA Warrant Holder (together with their affiliates) may not exercise any portion of their New Warrants or Placement Agent Warrants to the extent that the holder or PA Warrant Holder would own more than 4.99% (or, at the election of the holder or H.C. Wainwright, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon prior notice from the holder or H.C. Wainwright to the Company, the holder or PA Warrant Holder may increase or decrease the amount of ownership of outstanding stock after exercising their New Warrants or Placement Agent Warrants, as applicable, up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrants and Placement Agent Warrants, provided that any increase will not be effective until 61 days following notice to the Company.

Cashless Exercise

If, at the time a holder exercises its New Warrants, or a PA Warrant Holder exercises its Placement Agent Warrants, a registration statement registering the resale of the New Warrant Shares and Placement Agent Warrants Shares by the holder and the PA Warrant Holder, respectively, under the Securities Act of 1933, as amended (the “Securities Act”), is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made upon such exercise in payment of the aggregate exercise price, the holder or the PA Warrant Holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of Common Stock determined according to a formula set forth in the New Warrants and Placement Agent Warrants.

Rights as a Stockholder

Except as otherwise provided in the New Warrants and Placement Agent Warrants, or by virtue of the holder’s or PA Warrant Holder’s ownership of shares of Common Stock, such holder or PA Warrant Holder does not have the rights or privileges of a holder of Common Stock, including any voting rights, until such holder exercises such holder’s New Warrants or such PA Warrant Holder exercises such Placement Agent Warrants. The New Warrants and Placement Agent Warrants provide that the holders of the New Warrants and the PA Warrant Holder have the right to participate in certain distributions or dividends paid on shares of Common Stock.

Fundamental Transactions

If at any time the New Warrants and Placement Agent Warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions, effects a Fundamental Transaction (as defined in the New Warrants and Placement Agent Warrants), a holder of New Warrants and the PA Warrant Holder is entitled to receive the number of shares of common stock of the successor or acquiring corporation, or of the Company if the Company is the surviving corporation, and any additional consideration receivable as a result of the Fundamental Transaction by such holder of the number of shares of Common Stock for which the New Warrants and Placement Agent Warrants are exercisable immediately prior to the Fundamental Transaction. As an alternative, the holder or H.C. Wainwright may, at their option, in the event of a Fundamental Transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), cause the Company to purchase the unexercised portion of the New Warrants or Placement Agent Warrants from the holder or the PA Warrant Holder, respectively, by paying to the holder or the PA Warrant Holder, as applicable, an amount of cash equal to the Black Scholes Value (as defined in the New Warrants and Placement Agent Warrants) of the remaining unexercised portion of the New Warrants or Placement Agent Warrants on the date of the consummation of such Fundamental Transaction.

Waivers and Amendments

The New Warrants and Placement Agent Warrants may be modified or amended, or the provisions of the New Warrants or Placement Agent Warrants waived, with the Company’s, the holder’s or the PA Warrant Holder’s (as applicable) written consent.

The forms of the Inducement Letter, the New Series C Warrant, New Series D Warrant and the Placement Agent Warrant are attached as Exhibits 10.1, 4.1, 4.2 and 4.3, respectively. The descriptions of the terms of the  Inducement Letter, the New Series C Warrant, the New Series D Warrant and the Placement Agent Warrant are not intended to be complete and are qualified in their entirety by reference to such exhibits. The Inducement Letters contain customary representations, warranties and covenants by the Company which were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.02	Unregistered Sales of Equity Securities

The offer and sale of the New Warrants, the Placement Agent Warrants, the New Warrant Shares and the Placement Agent Warrant Shares have not been registered under the Securities Act and were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act.

The descriptions of the New Warrants and Placement Agent Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein.

Item 3.03	Material Modifications of Rights to Security Holders

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.03 in its entirety.

Item 8.01	Other Events

The Company issued a press release on April 29, 2024 announcing the entering into of the Inducement Letters, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of New Series C Warrant (May 2024).
4.2	Form of New Series D Warrant (May 2024).
4.3	Form of Placement Agent Warrant (May 2024).
10.1	Form of Investor Inducement Letter.
99.1	Press Release, dated April 29, 2024.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENUE THERAPEUTICS, INC.
(Registrant)

Date: May 1, 2024	By:	/s/ David Jin
David Jin
Interim Principal Financial Officer and Chief Operating Officer